Exhibit 5.1

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

May 12, 2014

Berry Plastics Group, Inc.

101 Oakley Street

Evansville, IN 47710

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Berry Plastics Group, Inc., a Delaware corporation (“Berry Group”), Berry Plastics Corporation, a Delaware corporation (the “Issuer”), each of the subsidiaries of the Companies listed on Schedule A (Berry Group and each such subsidiaries the “Specified Delaware Guarantors”) and each of the subsidiaries of the Companies listed on Schedule B (such guarantors together with the Specified Delaware Guarantors, the “Applicable Guarantors”) in connection with the sale to the several underwriters (the “Underwriters”) named in the Underwriting Agreement (as defined below) by the Issuer of $500,000,000 aggregate principal amount of the Issuer’s 5.500% Second Priority Senior Secured Notes due 2022 (the “Notes”) and the guarantee of the Notes by the Registrant Guarantors (as defined below) (the “Guarantees,” and together with the Notes, the “Securities”), in each case, pursuant to the terms of that certain Underwriting Agreement (the “Underwriting Agreement”), dated as of May 5, 2014, by and among the Issuer, Credit Suisse Securities (USA) LLC, Barclays Capital Inc and Wells Fargo Securities, LLC, as Underwriters, and the Guarantors named therein (the “Registrant Guarantors”). The Securities have been issued pursuant to the Indenture, dated as of May 12, 2014 (the “Indenture”), between the Issuer, the Registrant Guarantors and U.S. Bank National Association, as trustee (the “Trustee”)

We have examined and relied on originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the (i) Registration Statement on Form S-3 (File No. 333-194030) filed on February 19, 2014 by Berry Group with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), as amended by Post-Effective Amendment No. 1 thereto, dated as of May 5, 2014 (the “Registration Statement”), including the prospectus, dated May 5, 2014 (the “Base Prospectus”), (ii) the preliminary prospectus supplement, dated May 5, 2015 (together with the Base Prospectus, the “Preliminary Prospectus”), relating to the offering of the Securities by the Underwriters, filed pursuant to Rule 424(b)(3) promulgated under the Act, including the documents incorporated by reference therein, (iii) the prospectus supplement, dated May 5, 2014 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Securities by the Underwriters, filed pursuant to

Rule 424(b)(2) promulgated under the Act, including the documents incorporated by reference therein, (iv) an executed copy of Underwriting Agreement, (v) the Certificate of Incorporation, Certificate of Formation or other applicable organizational document of the Issuer and the Specified Delaware Guarantors, as amended through the date hereof; (vi) the Bylaws, Operating Agreement or other applicable organizational document of the Issuer and the Specified Delaware Guarantors, as amended through the date hereof, (vii) the resolutions adopted by the Board of Directors, Board of Managers, Member or General Partner, as applicable, of the Issuer and the Specified Delaware Guarantors (the “Governing Bodies”) on April 28, 2014, relating to the issuance and sale of the Securities, (viii) an executed copy of the Indenture; and (ix) executed copies of the Notes.

In expressing the opinion set forth below, we have assumed with your consent that, at or prior to the time of the delivery of the Securities, (i) all Securities have been issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus; (ii) the Registration Statement, the Securities and the Underwriting Agreement (collectively, the “Transaction Documents”) with respect to the Securities has been duly authorized and validly executed and delivered (other than with respect to the Issuer and Specified Guarantors); (iii) the Indenture and Trustee have been duly qualified under the Trust Indenture Act of 1939, as amended (the “TIA”), and a Statement of Eligibility of the Trustee on a Form T-1 has been filed with the Commission with respect to each such trustee; and (iv) the Securities have been issued in a form that complies with the Indenture and the Indenture entered into in connection with the issuance of the Securities has been manually signed or countersigned, as the case may be, by duly authorized officers of the Trustee.

We have also assumed that the execution and delivery of the Transaction Documents and the performance and consummation of the transactions contemplated thereby will not (i) violate, conflict with or result in a breach of, or require any consent under, the charters, bylaws or equivalent organizational documents of any party to any such Transaction Document or the laws of the jurisdictions of organization or applicable laws with respect to such parties, (ii) violate any requirement or restriction imposed by any order, writ, judgment, injunction, decree, determination or award of any court or governmental body having jurisdiction over it or any of its assets or (iii) result in a breach or violation of any agreement or instrument that is binding upon such parties, and we have assumed that each party (in the case of parties which are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such party has the legal capacity, power and authority (corporate or otherwise) to enter into, deliver and perform its obligations thereunder and that each of the Transaction Documents constitutes the valid and legally binding obligation of all such parties, enforceable against them in accordance with its terms. We have assumed that each of the factual matters set forth in the representations and warranties contained in the Transaction Documents is true and accurate, and that all obligations therein are complied with. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied with your consent upon certificates and other comparable documents and oral and written statements and representations of officers and other representatives of the Companies, the Registrant Guarantors and others. We have not independently verified such information and assumptions.

Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. The Notes are valid and legally binding obligations of the Issuer, entitled to the benefits of the Indenture and enforceable against the Issuer in accordance with their terms.

2. The Guarantees are valid and legally binding obligations of the Applicable Guarantors, entitled to the benefits of the Indenture and enforceable against the Applicable Guarantors in accordance with their terms.

The opinions set forth above are each subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) applicable law and public policy with respect to rights to indemnity and contribution, (v) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars, and (vi) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States. Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.

We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in any Securities or in any agreement, we express no opinion on whether a federal, state or other court outside of the State of New York would give effect to the choice of New York law, and we express no opinion as to the enforceability of any indemnification or contribution provisions contained in any agreement insofar as enforcement of these provisions may be limited by applicable federal securities laws or principles of public policy. We also express no opinion with respect to the enforceability of (i) consents to, or restrictions upon, judicial relief or jurisdiction or venue; (ii) waivers of rights or defenses with respect to stay, extension or usury laws; (iii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iv) broadly or vaguely stated waivers of rights; (v) provisions authorizing or validating conclusive or discretionary determinations; (vi) restrictions upon non-written modifications and waivers; (vii) severability clauses; and (viii) provisions for liquidated damages, default interest, late charges, monetary penalties, forfeitures, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty.

We are members of the Bar of the State of New York. This opinion is limited to the laws of the State of New York, the Delaware General Corporation Law (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal securities laws of the United States, in each case as of the date hereof (the “Relevant Laws”). We express no opinion as to the laws of any jurisdiction other than the Relevant Laws that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Companies, the Applicable Guarantors, the Transaction Documents or the transactions governed by the Transaction Documents. Without limiting the generality of the foregoing definition of Relevant Laws, the term “Relevant Law” does not include any law, rule or regulation that is applicable to the Issuer, the Registrant Guarantors and the Transaction Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Transaction Documents or any of its affiliates or any other person due to the specific assets or business of such party or such affiliate or person. For purposes of our opinions set forth above with respect to Guarantors other than the Applicable Guarantors, we have assumed, without conducting any independent research or investigation with respect thereto, that such guarantors are validly existing and have the corporate, limited liability company or limited partnership power and authority, as applicable, to execute and deliver the Indenture and to perform their obligations thereunder, including their guarantees of the Notes. With respect to such matters, we understand that there have been filed with the Commission as exhibits to the Registration Statement opinions of: (i) Richards, Layton & Finger, P.A., with respect to such Guarantors organized in Delaware, (ii) Venable LLP, with respect to the Guarantor organized in Maryland, and (iii) Vancott, Bagley, Cornwall & McCarthy, P.C. with respect to the Guarantor organized in Utah.

This opinion letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to be incorporated into the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus contained therein. In giving such consent, we do not thereby admit that we are an expert within the meaning of Section 7 of the Act and the rules and regulations thereunder. We assume no obligation to advise the Issuer the Registrant Guarantors or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz

Schedule A

Berry Plastics Acquisition Corporation IX

Berry Plastics Acquisition Corporation V

Berry Plastics Acquisition Corporation XI

Berry Plastics Acquisition Corporation XII

Berry Plastics Acquisition Corporation XIII

Berry Plastics Opco, Inc.

Berry Plastics Technical Services, Inc.

Berry Sterling Corporation

CPI Holding Corporation

Pescor, Inc.

Venture Packaging Midwest, Inc.

Venture Packaging, Inc.

Schedule B

AeroCon, LLC

Berry Plastics IK, LLC

Berry Plastics Acquisition LLC X

Berry Plastics Acquisition Corporation XV, LLC

Berry Plastics Design, LLC

Berry Plastics Filmco, Inc.

Berry Plastics Group, Inc.

Berry Plastics SP, Inc.

BPRex Closure Systems, LLC

BPRex Closures Kentucky Inc.

BPRex Closures, LLC

BPRex Delta Inc.

Caplas LLC

Caplas Neptune, LLC

Captive Plastics Holdings, LLC

Captive Plastics, LLC

Cardinal Packaging, Inc.

Covalence Specialty Adhesives LLC

Covalence Specialty Coatings LLC

Grafco Industries Limited Partnership

Kerr Group, LLC

Knight Plastics, LLC

Packerware, LLC

Pliant Corporation International

Pliant, LLC

Poly-Seal, LLC

Rollpak Corporation

Saffron Acquisition, LLC

Seal for Life Industries, LLC

Setco, LLC

Sun Coast Industries, LLC

Uniplast Holdings, LLC

Uniplast U.S., Inc.